Honeywell
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News Release

Media contact:
David Gottlieb
516-921-6704, ext. 6460
david.gottlieb@honeywell.com

                 HONEYWELL ANNOUNCES SUCCESSFUL COMPLETION
              OF OFFER FOR THE COMMON SHARES OF SILENT WITNESS

     SYOSSET, N.Y., December 3, 2003 - Honeywell International Inc. (NYSE:
HON) announced today that SW Acquisition Inc. (the Offeror), an indirect wholly-owned subsidiary of Honeywell, was successful in its offer for all of the outstanding common shares of Silent Witness Enterprises Ltd. (NASDAQ: SILW; TSX: SWE). At the expiration time for the bid of 4:30 p.m. (Vancouver, British Columbia time) on December 3, 2003, 7,012,004 shares, or 93.9%, of the total outstanding common shares of Silent Witness, had been tendered pursuant to the offer. The Offeror has directed the depositary, Computershare Trust Company of Canada, to take up the shares and will pay for shares within the time period required by applicable laws.

     As the Honeywell offer was accepted by holders of more than 90% of the common shares, the Offeror will take steps to acquire the remainder of the common shares pursuant to the compulsory acquisition provisions of the British Columbia Company Act. Shareholders of Silent Witness who did not tender to the offer will be offered Cdn.$11.27 per common share, the same price offered to Silent Witness shareholders under the offer. Upon the acquisition of these remaining common shares, Silent Witness will become an indirect, wholly-owned subsidiary of Honeywell.

     "The management and board of directors are pleased that over 90% of our shareholders have agreed to accept the Honeywell offer. We continue to believe that the Honeywell offer represents full value for Silent Witness Shareholders," said Rob Bakshi, Chairman, President and CEO of Silent Witness.

     "The acquisition of Silent Witness will expand the fast growing CCTV segment of Honeywell's security business," said Ben Cornett, President of Honeywell Security. "Our customers will benefit from expanded solutions that address specialized security requirements, particularly in the financial and banking sector and in mobile applications in the transportation industry."

     Silent Witness, founded in 1986, is a designer and manufacturer of high-performance CCTV cameras, digital and analog storage solutions, digital processing technologies and network-based remote video surveillance. Silent Witness has annual worldwide sales of approximately $56 million CDN and employs approximately 165 people.

     Honeywell International is a diversified technology and manufacturing leader based in Morris Township, N.J. With 2002 revenues of $22 billion, the company serves customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; specialty chemicals; fibers; and electronic and advanced materials. The company's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. Honeywell is one of the 30 stocks that comprise the Dow Jones Industrial Average; it is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com. Honeywell Security is part of Honeywell's Automation and Control Solutions (ACS) group, a global leader in providing product and service solutions that improve efficiency and profitability, support regulatory compliance, and maintain safe, comfortable environments in homes, buildings and industry. For more information about Honeywell ACS, access http://www.acs.honeywell.com/.

     This news release does not constitute an offer to purchase any securities, nor a solicitation of a proxy, consent or authorization for or with respect to a meeting of the shareowners of Silent Witness Enterprises Ltd. or any action in lieu of a meeting. Any offers to purchase or solicitations will be made only pursuant to separate materials in compliance with the requirements of applicable Canadian and U.S. federal and state securities laws.

     THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS DEFINED IN SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING STATEMENTS ABOUT FUTURE BUSINESS OPERATIONS, FINANCIAL PERFORMANCE AND MARKET CONDITIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES INHERENT IN BUSINESS FORECASTS AS FURTHER DESCRIBED IN OUR FILINGS UNDER THE SECURITIES EXCHANGE ACT.

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